Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com
NEWS
For immediate release	Contact: Mark Rosenbury (712) 279-8756

Terra, others study Trinidad ammonia/UAN plant project

Sioux City, Iowa (April 14, 2005)—Terra Industries Inc. (NYSE symbol: TRA) announced today that Terra, CF Industries, Inc. and ANSA McAL Limited (TTSE symbol: AML) are studying the construction of a world scale ammonia and urea ammonium nitrate (UAN) manufacturing facility in the Republic of Trinidad and Tobago. The National Energy Corporation of Trinidad and Tobago Limited has designated a site for the facility at Union Estates and the parties have negotiated a long-term natural gas supply with the National Gas Company of Trinidad and Tobago.

The three companies have also selected a German engineering company, Uhde GmbH, to perform engineering work and estimate the project’s cost. In the process of this work, Uhde will solicit bids from Trinidadian and international suppliers and subcontractors. Uhde expects to complete its work during the summer of 2005.

ANSA McAL Limited, headquartered in the Republic of Trinidad and Tobago, is a highly diversified regional conglomerate involved in the manufacturing, brewing, financial services, automotive and distribution sectors.

CF Industries, Inc., headquartered in Long Grove, Ill., is a major producer and distributor of nitrogen and phosphate products. CF is owned by and serves eight regional farm supply cooperatives.

Terra Industries Inc., headquartered in Sioux City, Iowa, is a leading international producer of nitrogen products. Terra reported 2004 revenues of $1.5 billion.

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This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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